                                                                Exhibit 10.23

                           Advertising Pilot Agreement
                                    Between
                              Zap Me! and Xerox

                                 June 30, 1999


Xerox agrees to the following terms in association with the advertising pilot proposed by Zap Me!

It is understood by all parties that the advertising pilot is a best effort through December 31, 1999, by both companies, to provide resources to the project for the creation, implementation, and testing of the marketing messages Xerox deems will provide effective awareness and engagement for Xerox products with school administrators and businesses using the Zap Me! netspace.

-- Zap Me! agrees to acquire Xerox printers at the agreed to price on Attachment A.

-- Xerox will provide a $120 advertising sponsorship for every N17b base printer purchased or leased by Zap Me!

-- Xerox will designate marketing resources to interface with Zap Me! marketing resources to create and develop the Xerox message for the Zap Me! Dynamic billboard. The content and most appropriate medium will be defined by the Zap Me!/Xerox marketing team.

-- Once the advertising message is completed and agreed to by both companies, a test will be conducted with an agreed to number of school administrators that are part of the Zap Me! school districts contracted for Zap Me! networks.

-- The intent of the testing will be to determine viability of the Zap Me! Dynamic billboard as an advertising medium for providing incremental sales opportunities for Xerox products via the Zap Me! netspace.

-- Xerox will provide two test units to Zap Me! (most appropriate model) for deployment into the pilot schools at no charge. One of these test units will be deployed for an extended period of time and will be used as a reference/showcase/testimonial for other Zap Me! schools or businesses using the Zap Me! network.

-- The Zap Me!/Xerox marketing team will develop demand creation marketing programs to schools or businesses contracted for Zap Me! networks to test the viability of the pilot program to deliver incremental Xerox product purchases from Zap Me! netspace users.


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                           Advertising Pilot Agreement
                                  (page 2 of 2)


-- Should the pilot result in successful sales of incremental Xerox products to Zap Me! schools with Zap Me! networks, Xerox will pay an agreed upon amount to Zap Me! for each incremental hardware unit sold via the Zap Me! netspace.

-- Upon conclusion of the pilot, Xerox and Zap Me! will determine the viability of the Zap Me! Dynamic billboard to deliver value to Xerox and its targeted market segment of school administrators or businesses participating in the Zap Me! netspace. If agreement on value is reached, Zap Me! will begin redemption of the Xerox advertising sponsorship dollars at a rate of $40 per 1000 impressions which will ensure that Xerox's sponsorship commitment is consumed. The expected consumption period is to be no longer than October 31, 1999.

-- Zap Me! agrees to provide Xerox with a 3 month rolling forecast of printer demand for total printer deployments. It is expected that Xerox will earn a minimum of 50% share of the total printer units forecast for deployment each month.

-- For the month of June 1999, Zap Me! agrees to award a 631 unit printer order to Xerox, 325 units of which will be financed on a 20 month lease, with 30% downpayment, 17% interest rate and a zero buyout at the end of the lease. This represents Xerox's fair share of Zap Me! total printer requirements for the months of June (31 units), July (200 units), and August (400 units).

-- These units, while purchased in June, will be stored in inventory by Xerox or its assigned distributor, for deployment as requested by Zap Me! in the months of June, July, and August.

-- Printers must be delivered to a designated integration site by Zap Me! and should be requested 30 days in advance. Inventoried units must be depleted by August 31, 1999.


/s/ R.A. Stoffregen                         /s/ Ann Moser
---------------------------------------     -----------------------------------
Robert Stoffregen - CFO                     Ann Moser - VP/GM
ZAP ME! Corporation                         Xerox Channels Group
                                            Western Region


                                            /s/ Julia Winter
                                            Area Director
                                            Xerox Channels Group

                                  ATTACHMENT A

                                Pricing Summary

                         Zap Me! Printer Configuration
                                       +
                           2 Year Extended Service


DocuPrint N17B                         Part #              Expected Price to Zap Me!
--------------                         ------              -------------------------
N17 base Printer                       W9G                 $920.00

N17b-1 Yr. On-Site Service             602E24150           $250.00

N17b-2 Yr. On-Site Service             602E24170           $450.00

NOTES:

-- All pricing based upon estimated volume of 2500 DocuPrint N17 base units in a 12 month period.

-- There is no minimum unit commitment associated with the pricing -- adjustments will be made in accordance with actual unit volumes achieved after 6 months of contract period.

-- Xerox assumes contractual obligation for pricing provided to the Channel partner only.